UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2008

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 23, 2008, Venoco, Inc. (the “company”) entered into a purchase agreement with Carpinteria Bluffs, LLC (“Bluffs”), an affiliate of the company’s Chief Executive Officer, pursuant to which (i) the company acquired a 51-acre parcel of real property located in Carpinteria, California (the “bluffs property”) from Bluffs for a purchase price of $5.3 million and (ii) an option held by Bluffs to acquire a 50% interest in ten acres of related property was terminated.  The company paid the bluffs property and the option right as a dividend prior to the company’s initial public offering of common stock in 2006.  At that time, the company and Bluffs entered into a dividend distribution agreement, a development agreement and ground lease relating to the properties, as described in the company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2007.  Pursuant to the purchase agreement, each of the development agreement, the ground lease and the option right set forth in the dividend distribution agreement has been terminated.

Prior to its purchase of the bluffs property pursuant to the purchase agreement, the company leased the bluffs property from Bluffs.  The company currently uses the property for minor processing activities.  However, it has developed plans to pursue a drilling project from the property and may offer to donate part of the property for use as public open space in connection with receipt of the governmental approvals necessary to pursue the project.

The foregoing summary does not purport to be a complete description of the purchase agreement, and is qualified in its entirety by reference to the purchase agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

                (d)

Exhibit No.	Description

10.1	Purchase Agreement, dated as of December 23, 2008, by and between Carpinteria Bluffs, LLC and Venoco, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 29, 2008

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer